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                                                                     EXHIBIT 3.4


                                 RESTATED BYLAWS

                                       OF

                                 WEBRIDGE, INC.

                                    ARTICLE I

                              STOCKHOLDERS MEETINGS

        1.1 ANNUAL MEETING. The annual meeting of the stockholders shall be held on the third Thursday in May of each year at 9:00 a.m., Pacific time, unless a different date or time is fixed by the board of directors and stated in the notice of the meeting.

        1.2 SPECIAL MEETINGS. Special meetings of the stockholders, for any purposes, unless otherwise prescribed by statute, may be called by the board of directors. The board of directors shall have the sole power to determine the date and time for any special meeting of stockholders and to set a record date for the determination of stockholders entitled to vote at the meeting.

        1.3 PLACE OF MEETINGS. Meetings of the stockholders shall be held at any place in or out of Delaware designated by the board of directors.

        1.4   NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS.

        (a)   Annual Meetings of Stockholders.

              (1) Nominations of persons for election to the board of directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the corporation's notice of meeting or any supplement to the corporation's notice of meeting, (ii) by or at the direction of the board of directors or
(iii) by any stockholder of the corporation who (A) was a stockholder of record of the corporation when the notice provided for in this section 1.4 is delivered to the secretary of the corporation, (B) is entitled to vote at the meeting and
(C) complies with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph (a) in this section 1.4.

              (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph
(a)(1) of this section 1.4, the stockholder must have given timely notice of the nomination or other business in writing to the secretary of the corporation and such other business must otherwise be a proper matter for stockholder action as determined by the board of directors. To be timely, a notice shall be delivered to the secretary at the principal executive offices of the corporation at least 90 days,

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and no earlier than 120 days, before the first anniversary of the date of the proxy statement for the preceding year's annual meeting (provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, notice by the stockholder must be delivered no earlier than 120 days before the annual meeting and no later than the later of 90 days before the annual meeting or 10 days following the day on which public announcement of the date of the meeting is first made by the corporation). The public announcement of an adjournment or postponement of an annual meeting of stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above. The stockholder's notice shall set forth the information required by paragraph (c) of this section 1.4.

              (3) Notwithstanding anything in the second sentence of paragraph
(a)(2) of this section 1.4 to the contrary, if the number of directors to be elected to the board of directors of the corporation at an annual meeting is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this section 1.4 shall also be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to the secretary at the principal executive offices of the corporation not later than 10 days following the day on which the public announcement is first made by the corporation.

        (b)   Special Meetings of Stockholders.

              (1) The only business that may be conducted at a special meeting of stockholders is the business described in the corporation's notice of meeting. If directors are to be elected at a special meeting, nominations of persons for election to the board of directors may be made at a special meeting of stockholders only (i) by or at the direction of the board of directors or the chairman of the board or (ii) by any stockholder of the corporation who (A) is a stockholder of record at the time the notice provided for in this section 1.4(b) is delivered to the secretary of the corporation, (B) is entitled to vote at the special meeting and (C) complies with the notice procedures set forth in paragraph (b)(2) of this section 1.4. If a special meeting of stockholders is called to elect one or more directors to the board of directors, any stockholder entitled to vote in the election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation's notice of meeting, if the stockholder's notice containing the information and as otherwise required by paragraph (b)(2) of this section 1.4 is delivered to the secretary at the principal executive offices of the corporation not later than 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at the meeting. The public announcement of an adjournment or postponement of a special meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

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              (2) For nominations to be properly brought before a special meeting by a stockholder pursuant to clause (ii) of paragraph (b)(1) of this section 1.4, the stockholder's notice must contain the information required by paragraph (c) of this section 1.4. For any other business to be properly brought before a special meeting by a stockholder, the other business must be a proper matter for stockholder action and the stockholder's demand for the special meeting pursuant to the General Corporation Law of Delaware must contain the information required by paragraph (c) of this section 1.4.

        (c) Information Required in Stockholder Notice. A stockholder notice given pursuant to paragraph (a) or (b) of this section 1.4 shall contain the following information:

              (i) As to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (and be accompanied by such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

              (ii) as to any other business the stockholder proposes to bring before the special meeting, a brief description of the business desired to be brought before the special meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting the business at the special meeting and any material interest in the business of such stockholder and any beneficial owner on whose behalf the proposal is made; and

              (iii) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made, (A) the name and address of the stockholder, as they appear on the corporation's books, and of the beneficial owner, (B) the class and number of shares of capital stock of the corporation which are owned beneficially and of record by the stockholder and the beneficial owner, (C) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at the special meeting and intends to appear in person or by proxy at the special meeting to propose such business or nomination, and (D) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to
(1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise solicit proxies from stockholders in support of such proposal or nomination. The corporation may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director of the corporation

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        (d)   General.

              (1) Only persons nominated in accordance with the procedures set forth in this section 1.4 shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section 1.4. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to (i) determine whether a nomination or any business proposed to be brought before an annual or special meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this section 1.4 and (ii) if any proposed nomination or business is not in compliance with this section 1.4 (including whether the stockholder or any beneficial owner on whose behalf the nomination or proposal is made solicits (or is part of a group which solicits), or fails to so solicit (as the case may be), proxies in support of such stockholder's nominee or proposal in compliance with such stockholder's representation as required by clause (iii)(D) of section
(a)(2) or clause (iii)(D) of section (b)(2) of this section 1.4), to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

              (2) For purposes of this section 1.4, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, PR Newswire or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

              (3) A stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act with respect to the matters set forth in this section 1.4. Nothing in this section 1.4 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

        1.5   CONDUCT OF MEETINGS.

              (a) Chairman of the Meeting. Meetings of stockholders shall be presided over by the president or, in any event, by another chairman designated by the board of directors. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be determined by the chairman of the meeting and announced at the meeting.

              (b) Rules and Regulations. The board of directors may adopt by resolution any rules and regulations for the conduct of the meeting of stockholders as it deems appropriate. Except to the extent inconsistent with rules and regulations as adopted by the board of directors, the chairman of any meeting of stockholders shall have the exclusive right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in

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the judgment of the chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting determines; (iv) restrictions on entry to the meeting after the time fixed for its commencement; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent otherwise determined by the board of directors or the chairman of the meeting, meetings of stockholders are not required to be held in accordance with the rules of parliamentary procedure.

        (c) Adjournment. Any annual or special meeting of stockholders may be adjourned only by the chairman of the meeting from time to time to reconvene at the same or some other time, date and place, and notice need not be given of any such adjourned meeting if the time, date and place are announced at the meeting at which the adjournment occurs. The stockholders present at a meeting shall not have authority to adjourn the meeting. At the adjourned meeting at which a quorum is present, the stockholders may transact any business which might have been transacted at the original meeting. If after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

                                   ARTICLE II

                               BOARD OF DIRECTORS

        2.1 NUMBER , TERM AND VACANCIES. The number of directors who shall constitute the whole board shall be such number as the board of directors shall at the time have designated, except that in the absence of any such designation, such number shall be six (6). Each director shall be elected for a term of one year and until his or her successor is elected and qualified, except as otherwise provided in these bylaws or required by law.

        Whenever the authorized number of directors is increased between annual meetings of the stockholders, a majority of the directors then in office shall have the power to elect such new directors for the balance of a term and until their successors are elected and qualified. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office unless, at the time of such decrease, there shall be vacancies on the board which are being eliminated by the decrease.

        Any vacancy occurring on the board for any cause shall be filled by a majority of the remaining members of board, although such majority is less than a quorum.

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        2.2   REGULAR MEETINGS. A regular meeting of the board of directors shall be held without notice other than this bylaw immediately after, and at the same place as, the annual meeting of stockholders.

        2.3 SPECIAL MEETINGS. Special meetings of the board of directors may be called by the president or any two directors. The person or persons authorized to call special meetings of the board of directors may fix any place in or out of Delaware as the place for holding any special meeting of the board of directors called by them.

        2.4 NOTICE. Notice of the date, time and place of any special meeting of the board of directors shall be given at least 24 hours prior to the meeting by notice communicated in person, by telephone, telegraph, teletype, fax, other form of wire or wireless communication, mail or private carrier. If written, notice shall be effective at the earliest of (a) when received, (b) three days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed, or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee. Notice by all other means shall be deemed effective when received by or on behalf of the director.

        2.5 COMMITTEES. The board may, by resolution passed by a majority of the whole board of directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the board, shall have and may exercise all the powers and authority of the board in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

        Unless the board otherwise provides, each committee designated by the board may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the board conducts its business pursuant to Article II of these bylaws.

                                   ARTICLE III

                                    OFFICERS

        3.1 APPOINTMENT. The board of directors at its first meeting following its election each year shall appoint a president and a secretary. The board of directors may

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appoint any other officers, assistant officers and agents. Any two or more offices may be held by the same person.

        3.2 COMPENSATION. The corporation may pay its officers reasonable compensation for their services as fixed from time to time by the board of directors.

        3.3 TERM. The term of office of all officers commences upon their appointment and continues until their successors are appointed or until their resignation or removal.

        3.4 REMOVAL. Any officer or agent appointed by the board of directors or the president may be removed by the board of directors at any time with or without cause.

        3.5 VACANCIES. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise shall be filled by the board of directors.

        3.6 PRESIDENT. Unless otherwise determined by the board of directors, the president shall be the chief executive officer of the corporation and, subject to the control of the board of directors, shall be responsible for the general operation of the corporation. The president shall have any other duties and responsibilities prescribed by the board of directors. Unless otherwise determined by the board of directors, the president shall have authority to vote any shares of stock or other equity interest owned by the corporation and to delegate this authority to any other officer.

        3.7 VICE PRESIDENTS. Each vice president shall perform duties and responsibilities prescribed by the board of directors or the president. The board of directors or the president may confer a special title upon a vice president.

        3.8 SECRETARY. The secretary shall record and keep the minutes of all meetings of the directors and stockholders in one or more books provided for that purpose and perform any duties prescribed by the board of directors or the president.

                                   ARTICLE IV

                             CERTIFICATES FOR SHARES

        Certificates representing shares of the corporation shall be signed, either manually or in facsimile, by two officers of the corporation, one of whom shall be the chairman of the board, the vice chairman of the board, the president or a vice president one ofwhom shall be the treasurer, an assistant treasurer, the secretary or an assistant secretary of the corporation.

ADOPTED BY BOARD OF DIRECTORS: MARCH 17, 2000

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